[LOGO] SCUDDER
       New Europe
       Fund, Inc.

Annual Report
October 31, 1998

A closed-end investment company seeking long-term capital appreciation through investments primarily in the equity securities of companies traded on smaller or emerging European markets, as well as companies likely to benefit from changes and developments throughout Europe.

[LOGO] Scudder New Europe Fund, Inc.
================================================================================
Investment objective and policies

o long-term capital appreciation through investment primarily in the equity securities of companies traded on smaller or emerging European markets, as well as companies likely to benefit from changes and developments throughout Europe

Investment characteristics

o     a non-diversified closed-end investment company

o a convenient vehicle for participation in opportunities available in smaller and emerging European markets and that result from the dynamic changes affecting Europe

Contents
================================================================================

In Brief                                               3
Letter to Shareholders                                 3
Investment Summary                                     7
Portfolio Summary                                      8
Investment Portfolio                                   9
Financial Statements                                  14
Financial Highlights                                  17
Notes to Financial Statements                         18
Report of Independent Accountants                     22
Tax Information                                       23
Investment Manager                                    24
Dividend Reinvestment and
   Cash Purchase Plan                                 25
Directors and Officers                                27

General Information
================================================================================

Executive offices

   Scudder New Europe Fund, Inc.
   345 Park Avenue
   New York, NY 10154
   For Fund information: 1-800-349-4281

Transfer agent, registrar and dividend reinvestment plan agent

   Boston EquiServe
   Investor Relations Department
   P.O. Box 8200
   Boston, MA 02266-8200
   Telephone: 1-800-426-5523

Custodian

   Brown Brothers Harriman & Co.

Legal Counsel

   Willkie Farr & Gallagher

Independent Accountants

   PricewaterhouseCoopers LLP

New York Stock Exchange Symbol -- NEF

Net Asset Value

The Fund's net asset value is listed in the following publications:

   The Wall Street Journal (Mondays)
   The New York Times
   Barron's
   The Financial Times

--------------------------------------------------------------------------------
This report is sent to the shareholders of Scudder New Europe Fund, Inc. for their information. It is not a prospectus, circular, or representation intended for use in the purchase or sale of shares of the Fund or of any securities mentioned in the report.
--------------------------------------------------------------------------------

[LOGO] Scudder New Europe Fund, Inc.
In Brief
================================================================================

o Despite volatility associated with the crises overseas, the fundamental picture in Europe remains quite sound. An ongoing emphasis on restructuring and shareholder value continues to benefit the corporate sector, and the European Monetary Union should act as a positive catalyst for change.

o In selecting individual stocks throughout this period of market turbulence, we emphasized companies with domestically based franchises, recovering growth in their core markets, and minimal exposure to external economic weakness.

[LOGO] Letter to Shareholders
================================================================================

Dear Shareholders:

For the twelve-month period ended October 31, 1998, Scudder New Europe Fund's shares quoted on the New York Stock Exchange returned 39.56% to close at $18.875, beating the 23.06% return of the unmanaged benchmark, the MSCI Europe Index. The 27.70% return based on the Fund's net asset value was slightly lower. The Fund's market price reflected a 15.09% discount to the NAV of $22.23 on October 31.

Market Performance

European markets staged a remarkable climb over the twelve-month period, propelled by low interest rates, upward revisions in continental European earnings, ongoing merger activity, and the positive effects of a strong U.S. dollar. Despite problems in Asia, several European markets continued to test new highs until mid-July, when stocks fell sharply following the intensification of the crises in the emerging markets, the rescue of U.S. hedge fund Long Term Capital Management, and the numerous profit downgrades from prominent global corporations. These events raised questions about the sustainability of Europe's nascent recovery, and clouded the outlook for corporate earnings. Most important, the crisis focused attention on the excessive level of bank loans to the developing countries, causing sharp losses in financial stocks. Following weeks of indiscriminate liquidation, markets began to bounce back by mid-October in response to constructive policy initiatives in Japan and Brazil and lower rates in the United States. We believe that in the early part of the year European markets went up too far, too fast, but have since returned to more realistic levels as risks have become more evident.

The Economic Environment

Despite the volatility in the financial markets, the fundamentals of the European economy remained quite sound. Although growth in 1998 and 1999 should fall short of expectations as global demand slows and a stronger euro puts pressure on exports, Europe is likely to show economic growth of over 2% in 1999, which is relatively attractive on a global basis. Consumer confidence is high, and resilient household spending, supported by a reduction in personal income taxes in several countries, should offset weakness in exports and capital investment. The rise of more Social Democratic parties in Europe and new, left-of-center governments in Germany and Italy may amplify the policy bias in favor of the consumer through a possible relaxation of fiscal policy. The direction of monetary policy also appears favorable as central banks aggressively cut interest rates ahead of the launch of the euro. Although we have seen substantial downward revisions in corporate earnings, the European corporate sector maintains strong cash

[LOGO] Scudder New Europe Fund, Inc.
Letter to Shareholders
================================================================================

flow and boasts the lowest level of debt in over ten years.

The European Monetary Union (EMU) should continue to be a catalyst for change in the evolving European landscape. As the continent moves toward an integrated market, the need to consolidate production and gain economies of scale will become more pressing in an increasingly competitive environment. European companies tend to have little debt, providing them with the financial strength necessary to pursue growth and acquisition activity, or to buy back shares as a more shareholder-oriented perspective develops. Deregulation continues to move forward as governments privatize previously nationalized industries such as utilities, telecoms, and airlines.

The outlook for the European Monetary Union remains stable despite political crosscurrents, setting the stage for a stronger, more efficient economy in continental Europe. The EMU block survived a serious test when historically volatile currencies such as the Spanish peseta and the Italian lira remained stable against the deutschemark through the recent market turbulence. The end of the Kohl era in Germany in September and the recent election of an ex-communist to the prime minister post in Italy has shifted the tone of the debate concerning monetary policy, with politicians now calling for the new European Central Bank (ECB) to lower interest rates throughout Europe. We do not believe that the independence of the ECB is threatened by these pressures. Indeed, for the core countries of Europe, specifically Germany, one of the risks of integration is a rate policy that is set too tight to contain potential inflationary "bubbles" in the more rapidly growing economies of the European periphery. Given an environment of slower economic growth, it is likely that the ECB -- with or without political urging -- will lower rates next year to give core countries the breathing room they need, while affording the peripheral nations the latitude to continue their expansion. We are hopeful that the EMU will act as a positive catalyst for many of the changes that Europe needs by providing an impetus for deregulation and liberalization. Additionally, a successful launch stands to reduce the expenses associated with currency exchange, and create new opportunities for scale and efficiency.

Portfolio Strategy

The Fund continues to invest in niche players, companies benefiting from structural changes in less developed markets, and smaller firms possessing a strong global franchise. Portfolio returns over the twelve-month period were boosted by the performance of core holdings with strong, reliable earnings, superb managements, and high quality franchises. Marschollek Lautenschlager
(MLP), the German financial services group, returned 114%, while Portuguese retailer Jeronimo Martins and German computer software manufacturer SAP rose 59% and 57%, respectively. French outsourcer Altran Technologies returned a spectacular 170%, while Telepizza, Spain's preeminent pizza delivery company, rose a stellar 131%. Nokia (+104%), the global manufacturer of cellular infrastructure based in Finland, U.K. global food caterer Compass (+85%), and Spanish wine maker Baron de Ley (+79%) also made significant contributions to performance.

In selecting stocks for the portfolio, we emphasized companies with domestically based franchises, recovering growth in their core markets, and minimal exposure to external economic weakness. Douglas, a German retailer focused on fashion, cosmetics, and jewelry, is a recent addition to the portfolio that effectively

[LOGO] Scudder New Europe Fund, Inc.
Letter to Shareholders
================================================================================

illustrates our strategy. Excellent customer service, product diversity, and an investment in training personnel has resulted in leading market positions in a number of targeted areas. Douglas, whose perfume business has been a source of outstanding growth, has established a leading position in the perfume markets of Holland, Austria, and Italy, and has set a goal of becoming the number one perfume distributor in Europe.

L'Espresso in Italy manages a portfolio of newspaper, magazine, and radio businesses on both the local and the national level. A number of positive developments should result in higher revenue growth for the company, including improved content in their publications, a buoyant Italian advertising market, and increased circulation. Additionally, a reduction in headcount and labor costs should help to reduce the company's expenses. We believe that the acquisition of two local newspapers with profit margins well above L'Espresso's will result in important integration synergies involving joint distribution, marketing, and purchasing power.

Brisa, a Portuguese operator of toll motorways, operates a state-of-the-art toll system whose high level of efficiency promotes increased usage by motorists. In an environment of strong economic growth, traffic will be driven by longer motorways and the rising level of car ownership that will result when Portugal's per capita income catches up with other European countries. Cash-rich and facing no tax liability until 2005, Brisa's strong revenue growth gives the stock strong defensive qualities.

Year 2000 Readiness

Like other registered investment companies and financial business organizations worldwide, the Fund could be adversely affected if computer systems on which the Fund relies, which primarily include those used by the Fund's Manager, its affiliates or other service providers, are unable to correctly process date-related information on and after January 1, 2000. This risk is commonly called the Year 2000 Issue (Y2K). Failure to successfully address the Y2K Issue could result in interruptions to and other material adverse effects on the Fund's business and operations. Scudder Kemper Investments has commenced a review of the Y2K Issue as it may affect the Fund and is taking steps it believes are reasonably designed to address the Y2K Issue, although there can be no assurances that these steps will be sufficient. In addition, there can be no assurances that the Y2K Issue will not have any adverse effect on the companies whose securities are held by the Fund or on global markets or economies generally. The foregoing is a year 2000 readiness disclosure under the Year 2000 Information and Readiness Disclosure Act.

Euro Conversion

The planned introduction of a new European currency, the euro, may result in uncertainties for European securities in the markets in which they trade and with respect to the operation of the Fund's portfolio. Currently, the euro is expected to be introduced on January 1, 1999 by eleven European countries that are members of the European and Monetary Union (EMU). The introduction of the euro will require the redenomination of European debt and equity securities over a period of time, which may result in various accounting differences and/or tax treatments that otherwise would not likely occur. Additional questions are raised by the fact that certain other EMU members, including the United Kingdom, will not officially be implementing the euro on January 1, 1999. If the introduction of the euro does not take place as planned, there could be negative effects, such as

[LOGO] Scudder New Europe Fund, Inc.
Letter to Shareholders
================================================================================

severe currency fluctuations and market disruptions.

The Manager is actively working to address euro-related issues and understands that other key service providers are taking similar steps. At this time, no one knows precisely what the degree of impact will be. To the extent that the market impact or effect on a portfolio holding is negative, it could hurt the portfolio's performance.

The Outlook

Although we have seen a number of policy responses to the recent global crisis from world governments, the global economic environment still presents a number of concerns. Despite the potential for further volatility in the equity markets, macroeconomic and corporate fundamentals in Europe remain attractive on a global basis. In this environment, we will continue to invest in smaller companies with high quality growth characteristics, excellent managements, and dependable franchises.

Respectfully,


/s/ Nicholas Bratt             /s/ Daniel Pierce

Nicholas Bratt                 Daniel Pierce
President                      Chairman of the Board

[LOGO] Scudder New Europe Fund, Inc.
Investment Summary as of October 31, 1998
================================================================================

Historical
Information                             Total Return (%)
Life of Fund    ---------------------------------------------------------------
                   Market Value       Net Asset Value (a)         Index (b)
                -------------------  --------------------   -------------------
                            Average               Average               Average
                Cumulative   Annual  Cumulative    Annual   Cumulative   Annual
                -------------------  --------------------   -------------------
Current Quarter   -14.45        --     -16.65         --       -9.36        --
One Year           39.56     39.56      27.70      27.70       23.06     23.06
Three Years       112.80     28.62      94.02      24.72       82.11     22.10
Five Years        112.80     16.30     139.63      19.10      129.35     18.05
Life of Fund*     100.43      8.31     155.47      11.37      200.09     13.50

--------------------------------------------------------------------------------
Per Share Information and Returns (a)
Yearly periods ended October 31

A chart in the form of a bar graph appears here, illustrating the Fund Total Return (%) with the exact data points listed in the table below.

                          1990*    1991    1992    1993    1994    1995    1996    1997    1998
                         ------------------------------------------------------------------------
Net Asset Value.......   $11.01   $10.12  $ 9.12  $10.72  $11.61  $13.24  $16.60  $19.96  $22.23
Income Dividends......   $   --   $  .47  $  .15  $  .08  $   --  $   --  $  .05  $  .06  $  .09
Capital Gains and
Other Distributions...   $   --   $  .20  $  .15  $  .18  $   --  $   --  $   --  $   --  $ 2.11
Total Return (%)......     -4.68   -1.26   -6.65   21.33    8.30   14.04   25.92   20.66   27.70

(a) Total investment returns reflect changes in net asset value per share during each period and assume that dividends and capital gains distributions, if any, were reinvested. These percentages are not an indication of the performance of a shareholder's investment in the Fund based on market price.

(b)   Morgan Stanley Capital International (MSCI) Europe Index (14)

* The Fund commenced operations on February 16, 1990. Index comparisons began on February 28, 1990.

      Past results are not necessarily indicative of future performance of the Fund.

[LOGO] Scudder New Europe Fund, Inc.
Portfolio Summary as of October 31, 1998
================================================================================

Geographical
Geographical breakdown of the Fund's equity securities

Germany                     16%
France                      15%
United Kingdom              14%
Italy                       12%
Spain                       10%
Portugal                     9%
Netherlands                  6%
Finland                      6%
Switzerland                  4%
Other                        8%
                           ----
                           100%
                           ====

A graph in the form of a pie chart appears here, illustrating the exact data points in the above table.

--------------------------------------------------------------------------------

Sectors
Sector breakdown of the Fund's equity securities

Financial                   24%
Consumer Discretionary      15%
Service Industries          14%
Technology                   9%
Durables                     8%
Consumer Staples             7%
Communications               6%
Manufacturing                6%
Media                        4%
Other                        7%
                           ----
                           100%
                           ====

A graph in the form of a pie chart appears here, illustrating the exact data points in the above table.

--------------------------------------------------------------------------------

Ten Largest Equity Holdings

1.    Marschollek Lautenschlaeger und Partner AG
      Leading German independent life insurance company

2.    Getronics NV
      Dutch provider of computer installation and maintenance services

3.    Banca Popolare di Brescia SpA
      Cooperative bank in Italy

4.    Nokia AB
      Finnish manufacturer of telecommunication systems and equipment

5.    Jeronimo Martins SA
      Portuguese food producer and retailer

6.    Altran Technologies, SA
      French engineering and consulting services firm for aerospace, telecommunications and electronics fields

7.    SAP AG
      Computer software manufacturer in Germany

8.    Baloise Holding Ltd.
      Multi-line Swiss insurance company

9.    TelePizza, SA
      Operator of fast food pizza restaurants in Spain, Portugal, Poland, Mexico and Chile

10.   Provident Financial PLC
      Insurance and personal credit company in the United Kingdom

[LOGO] Scudder New Europe Fund, Inc.
Investment Portfolio as of October 31, 1998
================================================================================

                                                                                              Principal       Market
                                                                                             Amount ($)      Value ($)
----------------------------------------------------------------------------------------------------------------------
REPURCHASE AGREEMENTS 11.1%

United States
Repurchase Agreement with Donaldson, Lufkin & Jenrette dated 10/30/1998 at 5.4%
  to be repurchased at $39,956,973 on 11/2/1998, collateralized by a $39,831,000
  U.S. Treasury Bond, 3.625%, 4/15/2028 (Cost $39,939,000) ...........................        39,939,000    39,939,000
                                                                                                           -----------
----------------------------------------------------------------------------------------------------------------------
CONVERTIBLE BONDS 0.1%

France
Leon De Bruxelles SA, 2%, 7/1/2003 (Operator of low cost family restaurants)
  (Cost $333,776) ....................................................................     FRF 1,836,570       360,920
                                                                                                           -----------
----------------------------------------------------------------------------------------------------------------------
CONVERTIBLE PREFERRED STOCKS 0.4%

                                                                                                 Shares
                                                                                               ----------
Belgium
Lernout & Hauspie Speech Products N.V., 4.75%,* (Developer of advanced speech
  technologies) (Cost $2,000,000) ....................................................            40,000     1,430,000
                                                                                                           -----------
----------------------------------------------------------------------------------------------------------------------
COMMON STOCKS 88.4%

Austria 0.2%
Schoeller Bleckmann Oilfield Equipment AG (Manufacturer of components for oil
  and gas drilling equipment) ........................................................            12,770       843,845
                                                                                                           -----------
Croatia 0.6%
Pliva D.D. (GDR) (Pharmaceutical company) ............................................           158,000     2,322,600
                                                                                                           -----------
Finland 5.1%
JOT Automation Group Oyj* (Developer and manufacturer of high technology
  production automation systems and equipment) .......................................           137,000     3,345,112
Nokia AB "A" (Manufacturer of telecommunication systems and equipment) ...............            95,600     8,701,261
Pohjola Insurance Co., Ltd. "B" (Insurance company) ..................................            76,000     3,107,891
Tieto Corp. (Manufacturer of computer software) ......................................           106,200     3,080,064
                                                                                                           -----------
                                                                                                            18,234,328
                                                                                                           -----------
France 13.5%
Alliance et Gestion Commerciale SA (Manufacturer and retailer of modular
  buildings) .........................................................................            26,500     2,570,593
Altran Technologies, SA (Engineering and consulting services for aerospace,
  telecommunications and electronics fields) .........................................            39,628     7,752,297

    The accompanying notes are an integral part of the financial statements.

[LOGO] Scudder New Europe Fund, Inc.
Investment Portfolio
================================================================================

                                                                                                              Market
                                                                                                 Shares      Value ($)
----------------------------------------------------------------------------------------------------------------------
Dassault Systemes SA (Developer of computer aided design, manufacturing and
  engineering software) .................................................................        105,326     4,018,557
Dexia France (Municipal and local development financing) ................................         31,343     4,619,800
Eiffage (Civil engineering, construction and real estate services) ......................         46,300     3,824,656
Entrelec Groupe SA (Manufacturer of low-tension electric equipment) .....................         60,000     3,390,624
Galeries Lafayette (Group of department stores and supermarkets chains) .................          2,525     2,799,244
Genset SA* (DNA technology) .............................................................          7,636       698,117
Leon de Bruxelles SA (Operator of low cost family restaurants) ..........................         51,700     4,186,988
Publicis SA (International advertising company) .........................................         28,400     4,497,795
Royal Canin SA (Producer of dry cat and dog food) .......................................         35,000     1,889,679
Societe Industrielle de Transports Automobiles SA (Operator of waste collection
  service) ..............................................................................          8,222     2,124,861
Transgene SA (ADR)* (Developer of gene therapy technologies) ............................         30,427       444,995
Valeo SA (Automobile and truck components manufacturer) .................................         64,444     5,578,613
Valeo SA (Warrants) expire 8/7/2001 .....................................................         39,000       210,564
                                                                                                           -----------
                                                                                                            48,607,383
                                                                                                           -----------
Germany 14.1%
Adidas-Salomon AG (Manufacturer of sport shoes, clothing and equipment) .................         20,130     2,357,513
Boewe Systec AG (Manufacturer of automated paper management systems) ....................         64,000     2,530,637
Douglas Holdings AG (Marketer of a broad range of high-end retail products) .............         63,545     3,644,295
Hawesko Holding AG* (Marketer of wines and liqueurs and related products) ...............         39,000     1,977,664
LHS Group Inc.* (Client/server-based billing and customer care software
  and services) .........................................................................         78,700     3,316,185
Marschollek Lautenschlaeger und Partner AG (pfd) (Leading independent life
  insurance company) ....................................................................         49,510    25,255,629
Pfeiffer Vacuum Technology AG* (ADR) (Manufacturer of various pumps and vacuum
  systems) ..............................................................................         95,714     4,534,451
SAP AG (pfd.) (Computer software manufacturer) ..........................................         15,000     7,307,576
                                                                                                           -----------
                                                                                                            50,923,950
                                                                                                           -----------
Greece 2.1%
Delta Informatics SA (Corporate information services) ...................................        237,000     4,412,906
National Bank of Greece SA (Full service bank) ..........................................         21,000     2,984,862
                                                                                                           -----------
                                                                                                             7,397,768
                                                                                                           -----------
Hungary 1.0%
Magyar Olaj-es Gazipari Rt (Integrated domestic oil and gas company) ....................         36,600       821,121
OTP Bank Rt (Savings and commercial bank) ...............................................         80,500     2,865,430
                                                                                                           -----------
                                                                                                             3,686,551
                                                                                                           -----------

    The accompanying notes are an integral part of the financial statements.

[LOGO] Scudder New Europe Fund, Inc.
Investment Portfolio
================================================================================

                                                                                                              Market
                                                                                                 Shares      Value ($)
----------------------------------------------------------------------------------------------------------------------
Ireland 1.3%
Elan Corp. PLC (ADR)* (Research and development of drug delivery technology) ............         65,000     4,554,063
                                                                                                           -----------
Italy 11.0%
Assicurazioni Generali SpA (Life and property insurance company) ........................        110,888     3,971,522
Autogrill SpA (Operator of highway and self service restaurants and snack bars) .........        602,500     4,587,815
Banca Carige SpA (Commercial bank) ......................................................        125,000     1,073,857
Banca Popolare di Brescia SpA (Cooperative bank) ........................................        391,000     9,208,701
Bulgari SpA (Manufacturer and retailer of fine jewelry, luxury watches and
  perfumes) .............................................................................        652,000     3,572,385
Gewiss SpA (Manufacturer of electrical components) ......................................        200,000     4,185,607
Gruppo Editoriale L'Espresso (Publisher) ................................................        524,500     4,672,321
La Rinascente SpA di Risparmio (Department store chain) .................................        700,000     3,166,967
Luxottica Group SpA (ADR) (Manufacturer and marketer of eyeglasses) .....................        105,200       946,799
Telecom Italia SpA di Risparmio (Telecommunications, electronics,
  network construction) .................................................................        825,000     4,157,845
                                                                                                           -----------
                                                                                                            39,543,819
                                                                                                           -----------
Netherlands 5.5%
Getronics NV (Provider of computer installation and maintenance services) ...............        226,349     9,389,310
Nutreco Holding NV (Producer of livestock feed and nutrition) ...........................        146,700     4,986,057
Qiagen NV* (Biopharmaceutical company) ..................................................         60,500     3,675,375
Tas Groep NV* (Software developer) ......................................................        369,600     1,681,529
                                                                                                           -----------
                                                                                                            19,732,271
                                                                                                           -----------
Poland 1.0%
Bank Rozwoju Eksportu SA (Export bank) ..................................................         28,040       598,154
Bydgoska Fabryka Kabli SA* (Manufacturer of cables, wires and insulating
  materials) ............................................................................        130,000       437,672
ITI Group SA* (Telecommunication services) (b) ..........................................         10,524     2,625,738
Mostostal Krakow SA* (Heavy construction company) .......................................        118,234       133,830
                                                                                                           -----------
                                                                                                             3,795,394
                                                                                                           -----------
Portugal 8.0%
Banco Portugues do Investimento (Bank) ..................................................         99,800     3,060,107
Brisa-Auto Estradas de Portugal, SA (Builder and operator of motorways) .................         36,500     1,767,913
Cimentos de Portugal SA (Manufacturer of cement, ready mix concrete
  and aggregates) .......................................................................        150,000     5,184,651
Corporacion Industrial do Norte (Paint producer and distributor) ........................         29,200     1,228,388
Jeronimo Martins SA (Food producer and retailer) ........................................        192,996     8,359,771
Portugal Telecom SA (Telecommunication services) ........................................        110,300     5,225,642
Telecel-Comunicacoes Pessoais, SA (Cellular communication services) .....................         22,300     4,107,877
                                                                                                           -----------
                                                                                                            28,934,349
                                                                                                           -----------

    The accompanying notes are an integral part of the financial statements.

[LOGO] Scudder New Europe Fund, Inc.
Investment Portfolio
================================================================================

                                                                                                              Market
                                                                                                 Shares      Value ($)
----------------------------------------------------------------------------------------------------------------------
Spain 8.5%
Adolfo Dominguez SA* (Designer clothing retail chain) ...................................         47,700     1,293,582
Aldeasa SA (Operator of airport duty-free shops) ........................................         68,100     2,320,602
Banco Pastor SA (Commercial bank) .......................................................         57,830     3,091,438
Baron de Ley, SA* (Wine producer) .......................................................        158,000     5,277,510
Compania Telefonica Nacional de Espana SA (Telecommunication services) ..................         32,727     1,477,664
Compania Telefonica Nacional de Espana SA (ADR) (Telecommunication services) ............         20,609     2,822,145
Cortefiel, SA (Owner and operator of various retail clothing stores) ....................        185,100     4,572,966
Metrovacesa, SA (Property holding company that leases and sells apartment blocks,
  parking garages, and office blocks) ...................................................        108,063     3,118,530
TelePizza, SA* (Operator of fast food restaurants) ......................................        787,680     6,430,726
                                                                                                           -----------
                                                                                                            30,405,163
                                                                                                           -----------
Switzerland 3.8%
Adecco SA (Bearer) (Personnel and temporary employment company) .........................         11,539     4,597,211
Baloise Holding Ltd. (Registered) (Multi-line insurance company) ........................          8,100     6,681,275
Gretag Imaging Group (Registered) (Manufacturer of image processing equipment
  and systems) ..........................................................................         25,546     2,318,251
                                                                                                           -----------
                                                                                                            13,596,737
                                                                                                           -----------
Turkey 0.7%
Migros Turkey (Retailer) ................................................................      2,787,750     2,371,482
                                                                                                           -----------
United Kingdom 12.0%
Aegis Group PLC (Leading independent media services group) ..............................      2,250,000     3,483,806
Avis Europe PLC (Car rental services) ...................................................      1,213,000     5,299,452
British-Borneo Oil & Gas PLC (Oil and natural gas exploration and production
  company) ..............................................................................        617,142     2,319,162
Cobham PLC (Manufacturer of aerospace components) .......................................        396,000     4,984,742
Compass Group PLC (International catering group) ........................................        540,000     5,468,634
Flextech PLC* (Broadcaster of entertainment programs) ...................................        214,180     2,007,690
Misys PLC (Provider of computer, support and data services) .............................        646,490     4,534,251
Provident Financial PLC (Personal finance group) ........................................        392,716     5,919,595
Serco Group PLC (Facilities management company) .........................................        265,000     4,613,270
Taylor Nelson Sofres PLC (Market research company) ......................................      3,191,000     4,673,747
                                                                                                           -----------
                                                                                                            43,304,349
                                                                                                           -----------
Total Common Stocks (Cost $184,981,183) .................................................                  318,254,052
                                                                                                           -----------
----------------------------------------------------------------------------------------------------------------------
Total Investment Portfolio--100.0% (Cost $227,253,959) (a) ..............................                  359,983,972
                                                                                                           -----------
----------------------------------------------------------------------------------------------------------------------

    The accompanying notes are an integral part of the financial statements.

[LOGO] Scudder New Europe Fund, Inc.
Investment Portfolio
================================================================================

--------------------------------------------------------------------------------
      *     Non-income producing security.

      (a) The cost for federal income tax purposes was $230,444,509. At October 31, 1998, net unrealized appreciation for all securities based on tax cost was $129,539,463. This consisted of aggregate gross unrealized appreciation for all securities in which there was an excess of market value over tax cost of $135,761,310 and aggregate gross unrealized depreciation for all securities in which there was an excess of tax cost over market value of $6,221,847.

      (b) Securities valued in good faith by the Valuation Committee of the Board of Directors at fair value amounted to $2,625,738 (0.73% of net assets). These values have been estimated by the Valuation Committee in the absence of readily ascertainable market values. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the securities existed, and the difference could be material. The cost of these securities at October 31, 1998 aggregated $1,999,560. These securities may also have certain restrictions as to resale.

      Transactions in written call options on currencies during the year ended October 31, 1998 were:

                                   Principal Amount
                                        (000s)                  Premiums ($)
                                ------------------------------------------------
      Outstanding at
          October 31, 1997 ...     FRF        196,000              617,400
          Contracts written ..     FRF             --                   --
          Contracts closed ...     FRF       (196,000)            (617,400)
                                ------------------------------------------------
      Outstanding at
          October 31, 1998 ...     FRF             --                   --
                                            =========            =========

      Currency Abbreviations:  FRF   French Franc

    The accompanying notes are an integral part of the financial statements.

[LOGO] Scudder New Europe Fund, Inc.
Financial Statements
================================================================================

--------------------------------------------------------------------------------
Statement of Assets and Liabilities
October 31, 1998
--------------------------------------------------------------------------------

ASSETS
Investments, at market (including repurchase agreement of $39,939,000)
   (identified cost $227,253,959) ......................................................        $    359,983,972
Foreign currency holdings, at market (identified cost $2,451,979) ......................               2,452,507
Receivable for investments sold ........................................................               1,484,050
Dividends and interest receivable ......................................................                  55,600
Foreign taxes recoverable ..............................................................                 294,116
Other assets ...........................................................................                   2,013
                                                                                                ----------------
Total assets ...........................................................................             364,272,258
                                                                                                ----------------
LIABILITIES
Due to custodian bank ..................................................................                 162,977
Payable for investments purchased ......................................................               5,042,734
Accrued management fee .................................................................                 324,834
Other payables and accrued expenses ....................................................                 220,343
                                                                                                ----------------
Total liabilities ......................................................................               5,750,888
                                                                                                ----------------
Net assets, at market value ............................................................        $    358,521,370
                                                                                                ================
NET ASSETS
Net assets consist of:
Accumulated distributions in excess of net investment income ...........................              (2,821,052)
Unrealized appreciation (depreciation) on:
   Investments .........................................................................             132,730,013
   Foreign currency related transactions ...............................................                  24,207
Accumulated net realized gain (loss) ...................................................              47,655,147
Paid-in capital ........................................................................             180,933,055
                                                                                                ----------------
Net assets, at market value ............................................................        $    358,521,370
                                                                                                ================
Net asset value per share ($358,521,370 / 16,124,566 shares of common stock
   issued and outstanding, $.01 par value, 100,000,000 shares authorized) ..............                  $22.23
                                                                                                          ======

    The accompanying notes are an integral part of the financial statements.
--------------------------------------------------------------------------------

[LOGO] Scudder New Europe Fund, Inc.
Financial Statements
================================================================================

--------------------------------------------------------------------------------
Statement of Operations
Year Ended October 31, 1998
--------------------------------------------------------------------------------

Investment Income
Income:
Dividends (net of foreign taxes withheld of $574,294) ..................................        $      3,896,731
Interest ...............................................................................               1,181,944
                                                                                                ----------------
                                                                                                       5,078,675
                                                                                                ----------------
Expenses:
Management fee .........................................................................               4,151,077
Custodian and accounting fees ..........................................................                 615,031
Directors' fees and expenses ...........................................................                  98,708
Reports to shareholders ................................................................                  91,818
Auditing ...............................................................................                  69,780
Services to shareholders ...............................................................                  37,460
Legal ..................................................................................                   5,403
Other ..................................................................................                  39,603
                                                                                                ----------------
                                                                                                       5,108,880
                                                                                                ----------------
Net investment income (loss) ...........................................................                 (30,205)
                                                                                                ----------------
Net realized and unrealized gain (loss) on investment transactions
Net realized gain (loss) from:
Investments ............................................................................              47,792,111
Written options ........................................................................                (668,164)
Foreign currency related transactions ..................................................                (115,621)
                                                                                                ----------------
                                                                                                      47,008,326
                                                                                                ----------------
Net unrealized appreciation (depreciation) during the period on:
Investments ............................................................................              24,333,139
Written options ........................................................................                 986,497
Foreign currency related transactions ..................................................                  25,608
                                                                                                ----------------
                                                                                                      25,345,244
                                                                                                ----------------
Net gain (loss) on investment transactions .............................................              72,353,570
                                                                                                ----------------
Net increase (decrease) in net assets resulting from operations ........................        $     72,323,365
                                                                                                ================

    The accompanying notes are an integral part of the financial statements.
--------------------------------------------------------------------------------

[LOGO] Scudder New Europe Fund, Inc.
Financial Statements
================================================================================

--------------------------------------------------------------------------------
Statements of Changes in Net Assets
--------------------------------------------------------------------------------

                                                                                   Years Ended October 31,
                                                                           -------------------------------------
Increase (Decrease) in Net Assets                                                1998                 1997
----------------------------------------------------------------------------------------------------------------
Operations:
Net investment income (loss) ..........................................    $        (30,205)    $        (99,311)
Net realized gain (loss) from investment transactions .................          47,008,326           38,325,303
Net unrealized appreciation (depreciation) on investment
   transactions during the period .....................................          25,345,244           16,585,461
                                                                           ----------------     ----------------
Net increase (decrease) in net assets resulting from operations .......          72,323,365           54,811,453
                                                                           ----------------     ----------------
Distributions to shareholders from:
   Net investment income ..............................................          (1,444,424)            (962,847)
                                                                           ----------------     ----------------
   Net realized gains from investment transactions ....................         (33,783,456)                  --
                                                                           ----------------     ----------------
Fund shares transactions:
   Reinvestment of distributions ......................................           1,132,492               26,057
                                                                           ----------------     ----------------
Increase (decrease) in net assets .....................................          38,227,977           53,874,663
Net assets at beginning of period .....................................         320,293,393          266,418,730
                                                                           ----------------     ----------------
Net assets at end of period (including accumulated distributions in excess of net investment income of $(2,821,052) and
   $(562,639), respectively) ..........................................    $    358,521,370     $    320,293,393
                                                                           ================     ================
Other Information
Increase (decrease) in Fund Shares
Shares outstanding at beginning of period .............................          16,049,224           16,047,487
Shares issued to shareholders in reinvestment of distributions ........              75,342                1,737
                                                                           ----------------     ----------------
Shares outstanding at end of period ...................................          16,124,566           16,049,224
                                                                           ================     ================

    The accompanying notes are an integral part of the financial statements.
--------------------------------------------------------------------------------

[LOGO] Scudder New Europe Fund, Inc.
Financial Highlights
================================================================================

--------------------------------------------------------------------------------
The following table includes selected data for a share outstanding throughout each period and other performance information derived from the financial statements and market price data.
--------------------------------------------------------------------------------

                                                                            Years Ended October 31,
                                                            ------------------------------------------------------
                                                             1998        1997        1996       1995        1994
------------------------------------------------------------------------------------------------------------------
Per Share Operating Performance
Net asset value, beginning of period ..................     $ 19.96     $ 16.60     $ 13.24    $ 11.61     $ 10.72
                                                            -------     -------     -------    -------     -------
Income from investment operations:
Net investment income (loss) (a) ......................          --        (.01)        .05        .05         .02
Net realized and unrealized gain (loss)
  on investment transactions ..........................        4.47        3.43        3.36       1.58         .87
                                                            -------     -------     -------    -------     -------
Total from investment operations ......................        4.47        3.42        3.41       1.63         .89
                                                            -------     -------     -------    -------     -------
Less distributions from:
Net investment income .................................        (.09)       (.06)       (.05)        --          --
Net realized gains on investment
  transactions ........................................       (2.11)         --          --         --          --
                                                            -------     -------     -------    -------     -------
Total distributions ...................................       (2.20)       (.06)       (.05)        --          --
                                                            -------     -------     -------    -------     -------
Net asset value, end of period ........................     $ 22.23     $ 19.96     $ 16.60    $ 13.24     $ 11.61
                                                            =======     =======     =======    =======     =======
Market value, end of period ...........................     $ 18.88     $ 15.50     $ 14.00    $ 10.25     $  9.75
                                                            =======     =======     =======    =======     =======
Total Return
Per share market value (%) ............................       39.56       11.16       37.18       5.13       (4.88)
Per share net asset value (%) (b) .....................       27.70       20.66       25.92      14.04        8.30
Ratios and Supplemental Data
Net assets, end of period ($ millions) ................         359         320         266        213         186
Ratio of operating expenses to average
  net assets (%) ......................................        1.41        1.49        1.51       1.62        1.67
Ratio of net investment income (loss) to
  average net assets (%) ..............................        (.01)       (.03)        .31        .39         .20
Portfolio turnover rate (%) ...........................        41.4        44.7        35.3       32.4        43.2

(a)   Based on monthly average shares outstanding during the period.

(b) Total investment returns reflect changes in net asset value per share during each period and assume that dividends and capital gains distributions, if any, were reinvested. These percentages are not an indication of the performance of a shareholder's investment in the Fund based on market price.

--------------------------------------------------------------------------------

[LOGO] Scudder New Europe Fund, Inc.
Notes to Financial Statements
================================================================================

A. Significant Accounting Policies

Scudder New Europe Fund, Inc. (the "Fund") is registered under the Investment Company Act of 1940, as amended, as a non-diversified, closed-end management investment company.

The Fund's financial statements are prepared in accordance with generally accepted accounting principles which require the use of management estimates. The policies described below are followed consistently by the Fund in the preparation of its financial statements.

Security Valuation. Portfolio securities which are traded on U.S. or foreign stock exchanges are valued at the most recent sale price reported on the exchange on which the security is traded most extensively. If no sale occurred, the security is then valued at the calculated mean between the most recent bid and asked quotations. If there are no such bid and asked quotations, the most recent bid quotation is used. Securities quoted on the Nasdaq Stock Market, Inc. ("Nasdaq"), for which there have been sales, are valued at the most recent sale price reported on such system. If there are no such sales, the value is the most recent bid quotation. Securities which are not quoted on Nasdaq but are traded in another over-the-counter market are valued at the most recent sale price on such market. If no sale occurred, the security is then valued at the mean between the most recent bid and asked quotations. If there are no such bid and asked quotations, the most recent bid quotation shall be used.

Portfolio debt securities other than money market instruments with an original maturity over sixty days are valued by pricing agents approved by the officers of the Fund, whose quotations reflect broker/dealer-supplied valuations and electronic data processing techniques. If the pricing agents are unable to provide such quotations, the most recent bid quotation supplied by a bona fide market maker shall be used. Money market instruments purchased with an original maturity of sixty days or less are valued at amortized cost. All other securities are valued at their fair value as determined in good faith by the Valuation Committee of the Board of Directors.

Options. An option contract is a contract in which the writer of the option grants the buyer of the option the right to purchase from (call option), or sell to (put option), the writer a designated instrument at a specified price within a specified period of time. Certain options, including options on indices, will require cash settlement by the Fund if the option is exercised. During the period, the Fund held put options and written call options on currencies primarily as a hedge against potential adverse price movements in the value of portfolio assets.

If the Fund writes an option and the option expires unexercised, the Fund will realize income, in the form of a capital gain, to the extent of the amount received for the option (the "premium"). If the Fund elects to close out the option it would recognize a gain or loss based on the difference between the cost of closing the option and the initial premium received. If the Fund purchased an option and allows the option to expire, it would realize a loss to the extent of the premium paid. If the Fund elects to close out the option it would recognize a gain or loss equal to the difference between the cost of acquiring the option and the amount realized upon the sale of the option.

The gain or loss recognized by the Fund upon the exercise of a written call or purchased put option is adjusted for the amount of option premium. If a written put or purchased call option is exercised the Fund's cost basis of the acquired security or currency would be the exercise price adjusted for the amount of the option premium.

[LOGO] Scudder New Europe Fund, Inc.
Notes to Financial Statements
================================================================================

The liability representing the Fund's obligation under an exchange traded written option or investment in a purchased option is valued at the last sale price or, in the absence of a sale, the mean between the closing bid and asked price or at the most recent asked price (bid for purchased options) if no bid and asked price are available. Over-the-counter written or purchased options are valued using dealer supplied quotations.

When the Fund writes a covered call option, the Fund foregoes, in exchange for the premium, the opportunity to profit during the option period from an increase in the market value of the underlying security or currency above the exercise price. When the Fund writes a put option it accepts the risk of a decline in the market value of the underlying security or currency below the exercise price. Over-the-counter options have the risk of the potential inability of counterparties to meet the terms of their contracts. The Fund's maximum exposure to purchased options is limited to the premium initially paid. In addition, certain risks may arise upon entering into option contracts including the risk that an illiquid secondary market will limit the Fund's ability to close out an option contract prior to the expiration date and, that a change in the value of the option contract may not correlate exactly with changes in the value of the securities or currencies hedged.

Repurchase Agreements. The Fund may enter into repurchase agreements with certain banks and broker/dealers whereby the Fund, through its custodian, receives delivery of the underlying securities, the amount of which at the time of purchase and each subsequent business day is required to be maintained at such a level that the market value, depending on the maturity of the repurchase agreement, is equal to at least the repurchase price.

Foreign Currency Translations. The books and records of the Fund are maintained in U.S. dollars. Foreign currency transactions are translated into U.S. dollars on the following basis:

      (i) market value of investment securities, other assets and liabilities at the daily rates of exchange, and

      (ii) purchases and sales of investment securities, dividend and interest income and certain expenses at the daily rates of exchange prevailing on the respective dates of such transactions.

The Fund does not isolate that portion of gains and losses on investments which is due to changes in the foreign exchange rates from that which is due to changes in market prices of the investments. Such fluctuations are included with the net realized and unrealized gains and losses from investments.

Net realized gain (loss) from foreign currency related transactions includes gains and losses between trade and settlement dates on securities transactions, gains and losses arising from the sales of foreign currency, and gains and losses between the ex and payment dates on dividends, interest, and foreign withholding taxes.

Forward Foreign Currency Exchange Contracts. A forward foreign currency exchange contract (forward contract) is a commitment to purchase or sell a foreign currency at the settlement date at a negotiated rate. During the period, the Fund utilized forward contracts as a hedge in connection with portfolio purchases and sales of securities denominated in foreign currencies.

Forward contracts are valued at the prevailing forward exchange rate of the underlying currencies and unrealized gain/loss is recorded daily. Forward contracts having the same settlement date and broker are offset and any gain
(loss) is realized on the date of offset; otherwise, gain (loss) is realized on settlement

[LOGO] Scudder New Europe Fund, Inc.
Notes to Financial Statements
================================================================================

date. Realized and unrealized gains and losses which represent the difference between the value of the forward contract to buy and the forward contract to sell are included in net realized and unrealized gain (loss) from foreign currency related transactions.

Certain risks may arise upon entering into forward contracts from the potential inability of counterparties to meet the terms of their contracts. Additionally, when utilizing forward contracts to hedge, the Fund gives up the opportunity to profit from favorable exchange rate movements during the term of the contract.

Federal Income Taxes. The Fund's policy is to comply with the requirements of the Internal Revenue Code, as amended, which are applicable to regulated investment companies, and to distribute all of its taxable income to its shareholders. The Fund paid no federal income taxes, and no federal income tax provision was required.

Distribution of Income and Gains. Distribution of net investment income is made annually. During any particular year net realized gains from investment transactions, in excess of available capital loss carryforwards, would be taxable to the Fund if not distributed and, therefore, will be distributed to shareholders at least annually. An additional distribution may be made to the extent necessary to avoid the payment of a four percent federal excise tax.

The timing and characterization of certain income and capital gains distributions are determined annually in accordance with federal tax regulations which may differ from generally accepted accounting principles. These differences primarily relate to investments in forward contracts, passive foreign investment companies, and foreign denominated investments. As a result, net investment income (loss) and net realized gain (loss) on investment transactions for a reporting period may differ significantly from distributions during such period. Accordingly, the Fund may periodically make reclassifications among certain of its capital accounts without impacting the net asset value of the Fund.

The Fund uses the identified cost method for determining realized gain or loss on investments for both financial and federal income tax reporting purposes.

Other. Investment security transactions are accounted for on a trade-date basis. Dividend income and distributions to shareholders are recorded on the ex-dividend date. Interest income is recorded on the accrual basis.

B. Purchases and Sales of Securities

For the year ended October 31, 1998, purchases and sales of investment securities (excluding short-term investments) aggregated $139,813,455 and $183,116,346, respectively.

C. Related Parties

Effective December 31, 1997, Scudder, Stevens & Clark, Inc. ("Scudder") and The Zurich Insurance Company ("Zurich"), an international insurance and financial services organization, formed a new global investment organization by combining Scudder's business with that of Zurich's subsidiary, Zurich Kemper Investments, Inc. As a result of the transaction, Scudder changed its name to Scudder Kemper Investments, Inc. ("Scudder Kemper" or the "Manager"). The transaction between Scudder and Zurich resulted in the termination of the Fund's Investment Advisory, Management and Administration Agreement with Scudder. However, a new Investment Advisory, Management and Administration Agreement (the "Management Agreement") between the Fund and Scudder Kemper was approved by the

[LOGO] Scudder New Europe Fund, Inc.
Notes to Financial Statements
================================================================================

Fund's Board of Directors and by the Fund's Shareholders. The Management Agreement, which was effective December 31, 1997, is the same in all material respects as the corresponding previous Investment Advisory, Management and Administration Agreement, except that Scudder Kemper is the new investment Manager to the Fund.

Under the Fund's Management Agreement with Scudder Kemper, the Manager directs the investments of the Fund in accordance with the Fund's investment objectives, policies, and restrictions. In addition to portfolio management services, the Manager provides certain administrative services in accordance with the Management Agreement. The management fee payable under the Management Agreement is equal to a monthly fee at an annualized rate of 1.25% of the Fund's average weekly net assets up to and including $75 million, 1.15% of such net assets on the next $125 million, and 1.10% of such net assets in excess of $200 million, computed and accrued daily and payable monthly. For the year ended October 31, 1998, the fee pursuant to the agreements aggregated $4,151,077 which was equivalent to an annual effective rate of 1.15% of the Fund's average weekly net assets.

On September 7, 1998, Zurich, majority owner of the Manager, entered into an agreement with B.A.T Industries p.l.c. ("B.A.T") pursuant to which the financial services businesses of B.A.T were combined with Zurich's businesses to form a new global insurance and financial services company known as Zurich Financial Services. Upon consummation of the transaction, the Fund's Management Agreement with Scudder Kemper was deemed to have been assigned and, therefore, terminated. The Board of Directors of the Fund has approved a new investment management agreement with Scudder Kemper, which is substantially identical to the former Management Agreement, except for the dates of execution, termination, and breakpoints in the fee structure. The Board of Directors of the Fund will seek shareholder approval of the new investment management agreement through a proxy solicitation that is currently scheduled to conclude in mid-December.

Scudder Fund Accounting Corporation ("SFAC"), a subsidiary of the Manager is responsible for determining the daily net asset value per share and maintaining the portfolio and general accounting records of the Fund. For the year ended October 31, 1998, the amount charged to the Fund by SFAC aggregated $202,557 of which $34,860 is unpaid at October 31, 1998.

Scudder Service Corporation ("SSC"), a subsidiary of the Manager, provides shareholder communications services for the Fund. For the year ended October 31, 1998, the amount charged to the Fund by SSC aggregated $15,000, of which $1,250 is unpaid at October 31, 1998.

The Fund pays each Director not affiliated with the Manager an annual retainer, plus specified amounts for attended board and committee meetings. For the year ended October 31, 1998, Directors' fees and expenses aggregated $98,708.

[LOGO] Scudder New Europe Fund, Inc.
Report of Independent Accountants
================================================================================

To the Board of Directors and Shareholders of Scudder New Europe Fund, Inc.:

In our opinion, the accompanying statement of assets and liabilities, including the investment portfolio, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Scudder New Europe Fund, Inc. (the "Fund") at October 31, 1998, the results of its operations for the year then ended and the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended, in conformity with generally accepted accounting principles. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at October 31, 1998 by correspondence with the custodian and brokers, provide a reasonable basis for the opinion expressed above.

Boston, Massachusetts                                PricewaterhouseCoopers LLP
December 4, 1998

[LOGO] Scudder New Europe Fund, Inc.
Tax Information
================================================================================

The Fund paid distributions of $2.105 per share from net long-term capital gains during its fiscal year ended October 31, 1998, of which 77.4% represents 20% rate gains.

Pursuant to Section 852 of the Internal Revenue Code, the Fund designates $48,600,000 as a long-term capital gain dividend for the fiscal year ended October 31, 1998.

The Fund paid foreign taxes of $575,000 and earned $654,000 of foreign source income during the fiscal year ended October 31, 1998. Pursuant to section 853 of the Internal Revenue Code, the Fund designates $0.04 per share as foreign taxes paid and $0.05 per share as income earned from foreign sources for the fiscal year ended October 31, 1998.

Please consult a tax adviser if you have questions about federal or state income tax laws, or on how to prepare your tax returns. If you have specific questions about your Scudder New Europe Fund account, please call a Service Representative at 1-800-SCUDDER.

[LOGO] Scudder New Europe Fund, Inc.
Investment Manager
================================================================================

      The investment manager of Scudder New Europe Fund, Inc. is Scudder Kemper Investments Inc. (the "Manager"), one of the most experienced investment management firms in the world. Established in 1919, the firm manages investments for institutional and corporate clients, retirement and pension plans, insurance companies, mutual fund investors, and individuals. The Manager has offices throughout the United States and has subsidiaries in London, Switzerland, and Tokyo.

      The Manager has been a leader in international investment management for over 40 years. It manages Scudder International Fund, which was originally incorporated in Canada in 1953 as the first foreign investment company registered with the United States Securities and Exchange Commission. The Manager's clients which invest primarily in foreign securities include thirty open-end investment companies as well as portfolios for institutional investors.

      In addition to the Fund, the Manager manages the assets of six other closed-end investment companies which invest primarily in foreign securities:
The Argentina Fund, Inc., The Brazil Fund, Inc., The Korea Fund, Inc., Scudder Global High Income Fund, Inc., Scudder New Asia Fund, Inc., and Scudder Spain and Portugal Fund, Inc.

[LOGO] Scudder New Europe Fund, Inc.
Dividend Reinvestment and Cash Purchase Plan
================================================================================

The Plan

      The Fund's Dividend Reinvestment and Cash Purchase Plan (the "Plan") offers you an automatic way to reinvest your dividends and capital gains distributions in shares of the Fund. The Plan also provides for cash investments in Fund shares of $100 to $3,000 semiannually through Boston EquiServe, the Plan Agent.

Participation in the Plan

      If you own shares in your own name, you can participate directly in the Plan. If you choose to participate in the Plan, your dividends and capital gains distributions will be promptly invested for you, automatically increasing your holdings in the Fund. If the Fund declares a dividend or capital gains distribution payable either in cash or in stock of the Fund, you will automatically receive stock. If your shares are held in the name of a brokerage firm, bank, or other nominee as the shareholder of record, please consult your nominee (or any successor nominee) to determine whether it is participating in the Plan on your behalf. Many nominees are generally authorized to receive cash dividends unless they are specifically instructed by a client to reinvest. If you would like your nominee to participate in the Plan on your behalf, you should give your nominee instructions to that effect as soon as possible.

Pricing of Dividends and Distributions

      If the market price per share on the payment date for the dividend or distribution (the "Valuation Date") equals or exceeds net asset value per share on that date, the Fund will issue new shares to participants at the greater of the following on the Valuation Date: (a) net asset value, or (b) 95% of the market price. The Valuation Date will be the dividend or distribution payment date or, if that date is not a New York Stock Exchange trading date, the next preceding trading date. If the net asset value exceeds the market price of Fund shares at such time, participants in the Plan are considered to have elected to receive shares of stock from the Fund, valued at market price, on the Valuation Date. In either case, for Federal income tax purposes, the shareholder receives a distribution equal to the market value on Valuation Date of new shares issued. State and local taxes may also apply. If the Fund should declare an income dividend or net capital gains distribution payable only in cash, the Plan Agent will, as agent for the participants, buy Fund shares in the open market, on the New York Stock Exchange or elsewhere, for the participants' account on, or shortly after, the payment date.

Voluntary Cash Purchases

      Participants in the Plan have the option of making additional cash payments to the Plan Agent, semiannually, in any amount from $100 to $3,000, for investment in the Fund's shares. The Plan Agent will use all such monies received from participants to purchase Fund shares in the open market on or about February 15 and August 15. Any voluntary cash payments received more than 30 days prior to these dates will be returned by the Plan Agent, and interest will not be paid on any uninvested cash payments. To avoid unnecessary cash accumulations, and also to allow ample time for receipt and processing by the Plan Agent, it is suggested that participants send in voluntary cash payments to be received by the Plan Agent approximately ten days before February 15, or August 15, as the case may be. A participant may withdraw a voluntary cash payment by written notice, if the notice is received by the Plan Agent not less than 48 hours before such payment is to be invested.


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

[LOGO] Scudder New Europe Fund, Inc.
Dividend Reinvestment and Cash Purchase Plan
===============================================================================

Participant Plan Accounts

      The Plan Agent maintains all participant accounts in the Plan and furnishes written confirmation of all transactions in the account, including information needed by participants for personal and tax records. Shares in the account of each plan participant will be held by the Plan Agent in non-certificated form in the name of the participant, and each participant will be able to vote those shares purchased pursuant to the Plan at a shareholder meeting or by proxy.

No Service Fee to Reinvest

      There is no service fee charged to participants for reinvesting dividends or distributions from net realized capital gains. The Plan Agent's fees for the handling of the reinvestment of dividends and capital gains distributions will be paid by the Fund. There will be no brokerage commissions with respect to shares issued directly by the Fund as a result of dividends or capital gains distributions payable either in stock or in cash. However, participants will pay a pro rata share of brokerage commissions incurred with respect to the Plan Agent's open market purchases in connection with the reinvestment of any dividends or capital gains distributions payable only in cash.

Costs for Cash Purchases

      With respect to purchases of Fund shares from voluntary cash payments, the Plan Agent will charge $1.00 for each such purchase for a participant. Each participant will pay a pro rata share of brokerage commissions incurred with respect to the Plan Agent's open market purchases of Fund shares in connection with voluntary cash payments made by the participant.

      Brokerage charges for purchasing small amounts of stock for individual accounts through the Plan are expected to be less than the usual brokerage charges for such transactions, because the Plan Agent will be purchasing stock for all participants in blocks and pro-rating the lower commission thus attainable.

Amendment or Termination

      The Fund and the Plan Agent each reserve the right to terminate the Plan. Notice of the termination will be sent to the participants of the Plan at least 30 days before the record date for a dividend or distribution. The Plan also may be amended by the Fund or the Plan Agent, but (except when necessary or appropriate to comply with applicable law, rules or policies of a regulatory authority) only by giving at least 30 days' written notice to participants in the Plan.

      A participant may terminate his account under the Plan by written notice to the Plan Agent. If the written notice is received 10 days before the record day of any distribution, it will be effective immediately. If received after that date, it will be effective as soon as possible after the reinvestment of the dividend or distribution.

      If a participant elects to sell his shares before the Plan is terminated, the Plan Agent will deduct a $3.50 fee plus brokerage commissions from the sale transaction.

Plan Agent Address and Telephone Number

      You may obtain more detailed information by requesting a copy of the Plan from the Plan Agent. All correspondence (including notifications) should be directed to: Scudder New Europe Fund Dividend Reinvestment and Cash Purchase Plan, c/o Boston EquiServe, P.O. Box 8209, Boston, MA 02266-8209,
1-800-426-5523.

[LOGO] Scudder New Europe Fund, Inc.
Directors and Officers
================================================================================

DANIEL PIERCE*
    Chairman of the Board and Director

NICHOLAS BRATT*
    President and Director

PAUL BANCROFT III
    Director

MARY JOHNSTON EVANS
    Director

RICHARD M. HUNT
    Director

WILLIAM H. LUERS
    Director

WILSON NOLEN
    Director

LADISLAS O. RICE
    Director

CAROL L. FRANKLIN*
    Vice President

JOAN R. GREGORY*
    Vice President

ANN M. McCREARY*
    Vice President

PAUL J. ELMLINGER*
    Vice President and Assistant Secretary

BRUCE H. GOLDFARB*
    Vice President and Assistant Secretary

THOMAS F. McDONOUGH*
    Vice President and Secretary

KATHRYN L. QUIRK*
    Vice President and Assistant Secretary

JOHN R. HEBBLE*
    Treasurer

CAROLINE PEARSON*
    Assistant Secretary

* Scudder Kemper Investments, Inc.


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